EX-99.B(j)(A)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the California Limited Term Tax-Free Fund, California Tax-Free Fund, Colorado Tax-Free Fund, Minnesota Tax-Free Fund, National Limited Term Tax-Free Fund, National Tax-Free Fund and Nebraska Tax-Free Fund, seven funds of Wells Fargo Funds Trust, dated August 19, 2004, incorporated herein by reference, and to the references to our firm under the headings, “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG, LLP

Philadelphia, Pennsylvania

October 29, 2004